The Chase Manhattan Corporation
270 Park Avenue
New York, NY 10017-2070


Investor Contact:     John Borden                   Press Contact:     Jon Diat
                      212-270-7318                                 212-270-5089


                                   {Chase Letterhead}
                                     News Release


     Chase Earnings Per Share Increased 20 Percent in the First Quarter


     New York, April 19, 2000 - The Chase Manhattan Corporation (NYSE:CMB) today reported diluted operating earnings per share of $1.59 in the first quarter, 20 percent higher than the $1.32 per share reported in the first quarter of 1999. Operating earnings and reported net income in the first quarter of 2000 were each $1.36 billion, compared with $1.17 billion, in the first quarter of 1999. Diluted cash earnings per share increased 20 percent to $1.69 in the first quarter, compared with $1.41 in the first quarter of 1999.

First Quarter 2000 Highlights
-  Global Bank momentum led to 19 percent increase in earnings
-  Global Services rebounded with 39 percent earnings growth
-  Return on common equity was 24 percent
-  Dividend was raised 17 percent
- Repurchased $675 million of common stock, on a net basis, while Tier 1 capital ratio rose to 8.5 percent
-  Announced three-for-two stock split, subject to shareholder approval

     "These results once again demonstrate the strength of the Chase franchise," said William B. Harrison, Jr., Chairman and Chief Executive Officer. "Growth continues to be driven by the power of our leadership positions and the diversity of our businesses within a framework of financial discipline. We continue to position ourselves for growth, especially with opportunities presented by the New Economy and the rapidly changing global economy."


Financial Performance

------------------------------------- ------------------------------------------
THE CHASE MANHATTAN CORP                                    First Quarter
------------------------------------- ------------------------------------------
(dollars in millions)                             2000                O(U)1Q99
Operating Revenues                              $6,179            $766       14%
Cash Operating Earnings                          1,445             199       16
Cash Earnings Per Share - Diluted                 1.69            0.28       20
Shareholder Value Added                            701             200       40
Cash Return on Common Equity                      25.5%            360bp     --
------------------------------------- ---------------- ------------- -----------

Line-Of-Business Results

------------------------------------- ------------------------------------------
GLOBAL BANK                                                 First Quarter
------------------------------------- ------------------------------------------
(dollars in millions)                       2000       O(U)1Q99       O(U)4Q1999
Operating Revenues                        $3,018          26%             (5)%
Cash Operating Earnings                      942          19             (20)
Shareholder Value Added                      432          21             (39)
Cash Return on Common Equity                24.2%        10bp          (880)bp
------------------------------------- ----------- -------------- ---------------

     Cash operating earnings in the first quarter of 2000 in the Global Bank were up 19 percent from the first quarter of 1999. Operating revenues and Shareholder Value Added were up 26 percent and 21 percent, respectively, from the first quarter of 1999, reflecting strong results in all businesses. Revenues and income were lower than in the fourth quarter of 1999 due to lower private equity-related investment gains.

     - Total trading revenues, including related net interest income, rose 25 percent to $1.05 billion, a new record, benefiting from strong results in all business segments, including foreign exchange, international fixed income products, market-making activity in emerging markets, equity derivatives, and equity trading at Chase H&Q.

     - Investment banking fees increased to $648 million, a 104 percent increase from the first quarter of 1999 and 30 percent higher than the fourth quarter of 1999. Revenues reflect strong underwriting fees at Chase H&Q, a doubling of the amount of merger and acquisition advisory fees compared to the first quarter of 1999, and a 39 percent increase in syndication fees. On a proforma basis, if Chase had owned Hambrecht & Quist since the beginning of 1999, the growth rate of investment banking fees would have been 69 percent, when compared to the first quarter of 1999.

     - Private equity-related investment gains in the first quarter of 2000 were $500 million, up 54 percent from $325 million in the first quarter of 1999, but down from the record $1.31 billion reported in the fourth quarter. First quarter revenues are the result of sales of securities in both the private and public portfolio; from appreciation in market values of public companies; and initial public offerings of portfolio investments. In the first quarter, $341 million of total revenues were from gains realized through sales versus $426 million in the first quarter of 1999 and $348 million in the fourth quarter.

     - Global Private Bank revenues, including Executive Financial Services at Chase H&Q, increased to $331 million, a 58 percent increase from the same period a year ago, and 41 percent over proforma 1999 first quarter including H&Q's results. The Global Private Bank has over $160 billion in client assets.



------------------------------------ ------------------------------------------
GLOBAL SERVICES                                             First Quarter
------------------------------------- ------------------------------------------
(dollars in millions)                       2000       O(U)1Q99       O(U)4Q1999
Operating Revenues                           $851          17%              5%
Cash Operating Earnings                       151          39              15
Shareholder Value Added                        62         377              94
Cash Return on Common Equity                 22.1%        740bp           480bp
------------------------------------- ----------- -------------- ---------------

     In the first quarter of 2000, Global Services' operating revenues were $851 million, a 17 percent increase over the prior year quarter, reflecting strong growth in its securities processing businesses. Global Investor Services, Chase's custody business, experienced a 28 percent rise in operating revenues in the first quarter from the same period a year ago. Total assets under custody grew 17 percent during the first quarter, with cross-border assets under custody increasing 33 percent. Operating revenues at Capital Markets Fiduciary Services, Chase's institutional trust business, increased 28 percent for the quarter, reflecting continued growth through expansion into new markets. Cash operating earnings for Global Services increased 39 percent to $151 million from the first quarter of 1999. Shareholder value added was $62 million, an increase of 377 percent over the prior year quarter.

     Chase is the largest global custodian, with $5.7 trillion in assets under custody worldwide, and has a leadership franchise in processing and information services for financial and banking markets with a global client base of financial institutions, large and middle market corporations, and governments. Global Services is ranked number one in U.S. dollar funds transfers worldwide, Fedwire, ACH and CHIPS volume, and is number one in trust, agency and other fiduciary products for publicly traded and privately placed debt.


-------------------------------------- -----------------------------------------
NATIONAL CONSUMER SERVICES                                  First Quarter
-------------------------------------- -----------------------------------------
(dollars in millions)                       2000       O(U)1Q99       O(U)4Q1999
Operating Revenues                          $2,396          0%            (5)%
Cash Operating Earnings                        348        (12)           (19)
Shareholder Value Added                         76        (46)           (52)
Cash Return on Common Equity                  16.7%      (360)bp        (400)bp
-------------------------------------- ---------- -------------- ---------------

     Operating revenues of $2.4 billion for National Consumer Services were flat when compared to the first quarter of 1999. Cash operating earnings declined 12 percent from the same period a year ago. Strong results in regional banking, middle market banking, and the retail investment business, plus solid performance in mortgage finance was not enough to offset pressures on credit card margins due to rising interest rates, and a $100 million increase in auto lease residual losses, which is accounted for as a reduction in net interest income.

     - Cash operating earnings for cardmember services decreased seven percent in the first quarter. Revenues declined four percent reflecting reduced net interest spreads due to rising interest rates, and a lower level of late and overlimit fees, partly offset by higher consumer purchase volume. Credit quality improved driven by lower bankruptcy filings, while expenses were higher due to investments in e-commerce and technology.

     - Home finance revenues increased to $324 million, a 17 percent increase from first quarter of 1999, and cash operating earnings rose four percent, primarily as a result of growth in mortgage servicing balances and margins, home equity originations, insurance revenue and mortgage portfolio levels. Offsetting these positive factors was the impact of rising interest rates that led to significant declines in mortgage production volumes and secondary marketing sales, and higher reported expenses as a result of a smaller percentage of costs allocated to the loan origination process.

     - Revenues from diversified consumer services were $193 million in the first quarter, down 24 percent from the same 1999 quarter, due mainly to a $100 million increase in auto lease residual losses. This increase addressed exposure to potential losses on future lease terminations as a result of a decline in the market value of leased autos. Separately, revenue growth at Brown & Co., Chase's online trading business, increased 67 percent to $60 million, compared with $36 million from the first quarter a year ago. Brown & Co. averaged over 55,000 trades per day during the first quarter of 2000 versus 31,000 trades per day during the same period in 1999. Revenues in the rest of the retail investment business increased 17 percent to $62 million, compared to $53 million in the same quarter last year.

     - Regional banking group revenues were $626 million, a 10 percent increase from the first quarter of 1999. Cash operating earnings grew by 24 percent over the same period reflecting significantly higher deposit volumes, particularly in the small business sector, the benefit from higher interest rates, and growth in banking fees.

     - Middle Market revenues were $268 million, up 10 percent from the first quarter of 1999. Cash operating earnings increased 26 percent over the prior year quarter. The results reflect growth in financing and new business activity, along with disciplined expense management.


Additional Financial Information

     - On a managed basis, including securitizations, net charge-offs were $596 million in the first quarter of 2000, down from $810 million in the fourth quarter of 1999 and down from $649 million from the first quarter of 1999. Consumer net charge-offs, on a managed basis, were $524 million, compared with $523 million in the fourth quarter of 1999 and $562 million in the first quarter of 1999, primarily reflecting a decline in the 2000 first quarter in the credit card net charge-off ratio to 5.41 percent. Commercial net charge-offs in the first quarter of 2000 were $72 million, compared with $287 million in the fourth quarter of 1999 and $87 million in the first quarter of 1999. For the first quarter of 2000, total net charge-offs on a reported basis were $342 million and the provision for loan losses was $342 million. The allowance for loan losses remained at $3.46 billion at the end of the first quarter, unchanged from year-end. Nonperforming assets at March 31, 2000 were $1.70 billion compared with $1.80 billion at December 31, 1999 and $1.67 billion at March 31, 1999.

     - Total operating noninterest expenses increased 19 percent to $3.49 billion in the first quarter of 2000, reflecting higher incentives related to revenue increases in global banking businesses and to the acquisition of Hambrecht & Quist in the fourth quarter of 1999. On a proforma basis, if Chase had owned Hambrecht & Quist for all of 1999, expense growth would have been 14 percent.

     - Total assets at March 31, 2000 were $391 billion compared with $406 billion at December 31, 1999 and $361 billion a year ago. While the company repurchased approximately $675 million, net, in common stock during the first quarter, the estimated Tier 1 capital ratio increased to 8.5 percent at March 31, 2000, compared with 8.4 percent at December 31, 1999 and 8.4 percent at March 31, 1999.

     - Operating results (revenues, expenses and earnings) exclude the impact of credit card securitizations, restructuring costs and special items.

     - During the first quarter, Chase announced that its Board of Directors approved a 17 percent increase in the quarterly common stock dividend to $0.48, or $1.92 on an annual basis. The increase will be effective for the dividend payable on April 30, 2000 to stockholders of record at the close of business on April 6, 2000.

     - In addition, the Board of Directors also approved a three-for-two stock split, subject to shareholder approval at the corporation's annual meeting on May 16, 2000. If approved by the shareholders, the record date for the split will be May 17, 2000 and the additional shares issued as a result of the split will be distributed on June 9, 2000.

     - On April 11, Chase announced that it had agreed to terms for an offer for Robert Fleming Holdings Ltd. After the expected receipt of proceeds of $780 million from the sale of Fleming's interest in its joint venture with T. Rowe Price Associates, Inc., Chase's cost for the Fleming acquisition will be approximately $6.9 billion, of which approximately $3.6 billion will be in Chase common stock. Fleming is a global asset management and investment banking group, based in London, with approximately $100 billion in assets under management and research coverage and trading activities in over 40 countries. The transaction, which is recommended by the Board of Flemings, is expected to be completed in three to four months. Following its acquisition, the company will be called Chase Flemings.






     The Chase Manhattan Corporation (www.chase.com) is a premier global financial services firm with assets in excess of $390 billion. Chase combines the best of commercial and investment banking, offers world-class information and transaction processing services, and has a leading U.S. consumer franchise that serves 32 million customers. Through its newly formed business unit Chase.com, Chase is successfully creating innovative business models for the New Economy. Chase, with offices in more than 45 countries, has a presence in all of the principal financial centers around the world. A live audio webcast of Chase's first quarter analyst presentation will be available in the investor relations site of www.chase.com at 11 a.m. on April 19, 2000.

                                 ---------------

     This press release contains forward-looking statements. Those statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Chase's filings with the Securities and Exchange Commission, particularly the section entitled "Important Factors that may Affect Future Results" in Chase's Annual Report on Form 10-K for the year ended December 31, 1999.

                         THE CHASE MANHATTAN CORPORATION
                    SUMMARY OF SELECTED FINANCIAL HIGHLIGHTS
                 (in millions, except per share and ratio data)



As of or for the period ended                                                                     First Quarter        Over/(Under)
                                                                                         -----------------------------
                                                                                            2000             1999           1999
                                                                                         ------------     ------------    ----------
OPERATING BASIS (a)
Operating Revenue                                                                            $ 6,179          $ 5,413           14%
Operating Noninterest Expense                                                                  3,490            2,945           19%
Credit Costs (b)                                                                                 596              650           (8%)
Operating Earnings                                                                           $ 1,360          $ 1,173           16%

Operating Earnings Per Share:
      Basic                                                                                   $ 1.65           $ 1.37           20%
      Diluted                                                                                   1.59             1.32           20%

Cash Operating Earnings                                                                      $ 1,445          $ 1,246           16%
Cash Operating Earnings Per Share - Diluted                                                     1.69             1.41           20%
Shareholder Value Added (SVA)                                                                    701              501           40%

Operating Performance Ratios:
Return on Average Managed Assets  (c)                                                           1.34    %        1.24   %
Return on Average Common Equity  (c)                                                            24.0             20.6
Common Dividend Payout Ratio                                                                      30               30
Overhead Ratio (d)                                                                                56               54

Selected Balance Sheet Items at Period End: (e)
Managed Loans                                                                              $ 194,268        $ 191,231            2%
Total Managed Assets                                                                         410,295          379,640            8%

------------------------------------------------------------------------------------------------------------------------------------

AS REPORTED BASIS
Revenue                                                                                      $ 5,925          $ 5,144           15%
Noninterest Expense                                                                            3,490            2,945           19%
Provision for Loan Losses                                                                        342              381          (10%)
Net Income                                                                                   $ 1,360          $ 1,173           16%

Net Income Per Share:
      Basic                                                                                   $ 1.65           $ 1.37           20%
      Diluted                                                                                   1.59             1.32           20%
Cash Dividends Declared                                                                         0.48             0.41           17%
Share Price at Period End                                                                      87.19            81.38            7%
Book Value at Period End                                                                       27.96            26.32            6%

Common Shares Outstanding:
Average Common Shares:
      Basic                                                                                    813.8            843.6           (4%)
      Diluted                                                                                  843.9            871.9           (3%)
Common Shares at Period End                                                                    824.2            845.0           (2%)

Performance Ratios:
Return on Average Total Assets  (c)                                                             1.40    %        1.30   %
Return on Average Common Equity  (c)                                                            24.0             20.6

Selected Balance Sheet Items at Period End:
Loans                                                                                      $ 175,457        $ 172,849            2%
Total Assets                                                                                 391,484          361,258            8%
Deposits                                                                                     211,661          207,641            2%
Total Stockholders' Equity                                                                    23,973           23,268            3%

Capital Ratios:
Tier I Capital Ratio                                                                             8.5  %(f)        8.4   %
Total Capital Ratio                                                                             12.2  (f)        12.2
Tier I Leverage                                                                                  6.6  (f)         6.6


(a) Excludes the impact of credit card securitizations, restructuring costs and special items. For a reconciliation of Reported
    Results as shown on the Consolidated Statement of Income to results on an Operating Basis, see page 11.
(b) Includes provision for loan losses and credit costs related to the securitized credit card portfolio.
(c) Based on annualized amounts.
(d) Noninterest expense as a percentage of the total of net interest income and noninterest revenue (excluding restructuring costs, special items and costs associated with the REIT).
(e) Excludes the impact of credit card securitizations.
(f) Estimated
Unaudited


            THE CHASE MANHATTAN CORPORATION
               LINES OF BUSINESS RESULTS
             (in millions, except ratios)


                                Global Bank          National Consumer Services    Global Services               Total (a)
                              --------------------- ---------------------------- --------------------   -------------------------
First Quarter                          Over/                 Over/                       Over/                     Over/
                                2000  (Under) 1999     2000 (Under) 1999         2000   (Under) 1999     2000     (Under) 1999
                              ____________________________________________________________________________________________________
Operating Revenue           $ 3,018    $ 629    26% $ 2,396   $ (8)     - %     $ 851   $ 125    17%    $ 6,179   $ 766     14%
Operating Earnings              922      143    18      311    (43)    (12)       136      42    45       1,360     187     16
Cash Operating Earnings         942      153    19      348    (48)    (12)       151      42    39       1,445     199     16
Average Common Equity        15,465    2,334    18    8,279    513       7      2,724    (217)   (7)     22,518    (174)    (1)
Average Managed Assets (b)  248,976   15,287     7  140,845 15,409      12     15,857  (1,097)   (6)    409,368  24,452      6
Shareholder Value Added (SVA)   432       74    21       76    (65)    (46)        62      49   377         701     200      40
Cash Return on Common Equity   24.2%            10bp   16.7%          (360)bp    22.1%          740bp      25.5%            360bp
Cash Overhead Ratio              48            400       54            400         72          (400)         55             200

-----------------------------------------------------------------------------------------------------------------------------------

                                   GLOBAL BANK
                             KEY FINANCIAL MEASURES



                                               First Quarter 2000                             Over/(Under) 1999
                                    ------------------------------------------      -----------------------------------------
                                      Operating           Cash           Cash         Operating           Cash        Cash
                                       Revenues      Operating       Overhead          Revenues      Operating    Overhead
                                                      Earnings          Ratio                         Earnings       Ratio
                                    -----------------------------------------------------------------------------------------
Global Markets                             $ 1,233        $ 418            47%          (4)%           (13)%        700bp
Chase Capital Partners                         354          192            16           17              12          400
Global Investment Banking                      751          164            63           NM  (c)         NM (c)       NM (c)
Corporate Lending and Portfolio Management     375          136            27           (1)              -          100
Global Private Bank                            331           76            61           58              85         (600)
Other Global Bank                              (26)         (44)           NM           NM              NM           NM
                                        -----------   ----------
     Totals                               $ 3,018         $ 942            48%          26%             19%         400bp
                                        ===========   ==========



(c) For the 1999 first quarter, Global Investment Banking operating revenues were $226 million, cash operating earnings were
    $2 million and the cash overhead ratio was 98%.

-----------------------------------------------------------------------------------------------------------------------------------

                           NATIONAL CONSUMER SERVICES
                             KEY FINANCIAL MEASURES


                                                   First Quarter 2000                               Over/(Under) 1999
                                        ------------------------------------------       ------------------------------------------
                                          Operating            Cash           Cash        Operating            Cash          Cash
                                           Revenues       Operating       Overhead         Revenues       Operating      Overhead
                                                           Earnings          Ratio                         Earnings         Ratio
                                        -------------------------------------------------------------------------------------------
Chase Cardmember Services                         $ 944          $ 107        36%               (4)%           (7)%          200bp
Regional Banking Group                              626            118        66                10             24           (400)
Chase Home Finance                                  324             70        62                17              4            300
Diversified Consumer Services                       193             (9)       80               (24)          (124)         2,500
Middle Markets                                      268             63        54                10             26           (500)
Other NCS                                            41             (1)       NM                NM             NM             NM
                                            ============   ============
     Totals                                   $ 2,396            $ 348       54%                 - %          (12)%          400bp
                                            ============   ============

-----------------------------------------------------------------------------------------------------------------------------------
Note:  SVA is Chase's primary measure of business unit  performance.  SVA represents  operating  earnings  excluding the impact of amortization of goodwill and certain other intangibles (i.e., cash operating  earnings),  minus preferred  dividends and an explicit charge for capital.

(a)    Total column includes Support Units  (Chase.com,  Chase Business  Services and Technology  Solutions) and the effects remaining at the Corporate level after the implementation of management accounting policies.
(b)    Excludes the impact of credit card securitizations.
NM - Not meaningful
bp - basis points
Unaudited


                         THE CHASE MANHATTAN CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      (in millions, except per share data)


                                                                                                                     %
                                                                                           First Quarter         Over/(Under)
                                                                                    --------------------------
                                                                                    ----------      ----------
                                                                                      2000            1999           1999
                                                                                    ----------      ----------     ---------

INTEREST INCOME
Loans                                                                                 $ 3,480         $ 3,209
Securities                                                                                933             835
Trading Assets                                                                            416             418
Federal Funds Sold and Securities Purchased Under Resale Agreements                       446             381
Deposits with Banks                                                                       134             184
                                                                                    ----------      ----------
    Total Interest Income                                                               5,409           5,027
                                                                                    ----------      ----------

INTEREST EXPENSE
Deposits                                                                                1,965           1,598
Short-Term and Other Borrowings                                                         1,129             914
Long-Term Debt                                                                            354             311
                                                                                    ----------      ----------
    Total Interest Expense                                                              3,448           2,823
                                                                                    ----------      ----------

NET INTEREST INCOME                                                                     1,961           2,204          (11%)
Provision for Loan Losses                                                                 342             381          (10%)
                                                                                    ----------      ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                     1,619           1,823          (11%)
                                                                                    ----------      ----------

NONINTEREST REVENUE
Investment Banking Fees                                                                   648             317          104%
Trust, Custody and Investment Management Fees                                             509             414           23%
Credit Card Revenue                                                                       397             379            5%
Fees for Other Financial Services                                                         731             553           32%
Trading Revenue                                                                         1,021             618           65%
Securities Gains                                                                           14             156          (91%)
Private Equity Gains                                                                      500             325           54%
Other Revenue                                                                             144             178          (19%)
                                                                                    ----------      ----------
    Total Noninterest Revenue                                                           3,964           2,940           35%
                                                                                    ----------      ----------

NONINTEREST EXPENSE
Salaries                                                                                1,753           1,384           27%
Employee Benefits                                                                         287             255           13%
Occupancy Expense                                                                         226             218            4%
Equipment Expense                                                                         285             243           17%
Other Expense                                                                             939             845           11%
                                                                                    ----------      ----------
                                                                                    ----------      ----------
    Total Noninterest Expense                                                           3,490           2,945           19%
                                                                                    ----------      ----------

INCOME BEFORE INCOME TAX EXPENSE                                                        2,093           1,818           15%
Income Tax Expense                                                                        733             645           14%
                                                                                    ----------      ----------
NET INCOME                                                                            $ 1,360         $ 1,173           16%
                                                                                    ==========      ==========
                                                                                    ==========      ==========
NET INCOME APPLICABLE TO COMMON STOCK                                                 $ 1,344         $ 1,155           16%
                                                                                    ==========      ==========

NET INCOME PER COMMON SHARE:
    Basic                                                                              $ 1.65          $ 1.37           20%
    Diluted                                                                            $ 1.59          $ 1.32           20%


Unaudited

                         THE CHASE MANHATTAN CORPORATION
               NONINTEREST REVENUE AND NONINTEREST EXPENSE DETAIL
                                  (in millions)

                                                                                                                             %
                                                                                                   First Quarter       Over/(Under)
                                                                                             -------------------------
                                                                                             -----------    ----------
NONINTEREST REVENUE                                                                             2000          1999         1999
                                                                                             -----------    ----------   ----------

Fees for Other Financial Services:
    Mortgage Servicing Fees                                                                       $ 150          $ 65         131%
    Service Charges on Deposit Accounts                                                              99            89          11%
    Fees in Lieu of Compensating Balances                                                            87            87           --
    Commissions on Letters of Credit and Acceptances                                                 67            69          (3%)
    Brokerage and Investment Services                                                               107            43         149%
    Insurance Fees                                                                                   49            39          26%
    Loan Commitment Fees                                                                             34            31          10%
    Other Fees                                                                                      138           130           6%
                                                                                             -----------    ----------
        Total                                                                                     $ 731         $ 553          32%
                                                                                             ===========    ==========

Trading-Related Revenue: (a)
    Interest Rate Contracts                                                                       $ 306         $ 322          (5%)
    Foreign Exchange Revenue                                                                        279           199          40%
    Equities and Commodities                                                                        225            83         171%
    Debt Instruments and Other                                                                      235           233           1%
                                                                                             -----------    ----------
        Total                                                                                   $ 1,045         $ 837          25%
                                                                                             ===========    ==========

Other Revenue:
    Residential Mortgage Origination/Sales Activities                                              $ 44          $ 92         (52%)
    All Other Revenue                                                                               100            86          16%
                                                                                             -----------    ----------
        Total                                                                                     $ 144         $ 178         (19%)
                                                                                             ===========    ==========


-----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

Other Expense:
    Professional Services                                                                         $ 171         $ 162           6%
    Marketing Expense                                                                               100           114         (12%)
    Telecommunications                                                                              105            91          15%
    Amortization of Intangibles                                                                      85            73          16%
    Travel and Entertainment                                                                         62            50          24%
    Minority Interest (b)                                                                            12            13          (8%)
    Foreclosed Property Expense                                                                      --             5          NM
    All Other                                                                                       404           337          20%
                                                                                             -----------    ----------
        Total                                                                                     $ 939         $ 845          11%
                                                                                             ===========    ==========

(a) Trading-related revenue includes net interest income attributable to trading activities.
(b) Includes REIT minority interest of $11 million in each quarter.
NM - Not meaningful
Unaudited



                         THE CHASE MANHATTAN CORPORATION
                         OPERATING INCOME RECONCILIATION
                      (in millions, except per share data)



                                             FIRST QUARTER 2000                                FIRST QUARTER 1999
                                   ----------------------------------------         ----------------------------------------

                                    REPORTED  CREDIT    SPECIAL    OPERATING        REPORTED  CREDIT     SPECIAL    OPERATING
                                    RESULTS    CARD     ITEMS       BASIS            RESULTS    CARD     ITEMS       BASIS
                                     (a)       (b)       (c)                          (a)        (b)      (c)
                                   --------   -------   -------    --------         --------   --------  -------    --------
EARNINGS
Market-Sensitive Revenue           $ 2,207       $ -       $ -     $ 2,207          $ 1,635        $ -      $ -     $ 1,635
Less Market-Sensitive Revenue        3,718       254         -       3,972            3,509        269        -       3,778
                                   --------   -------   -------    --------         --------   --------  -------    --------
Total Revenue                        5,925       254         -       6,179            5,144        269        -       5,413
Noninterest Expense                  3,490         -         -       3,490            2,945          -        -       2,945
                                   --------   -------   -------    --------         --------   --------  -------    --------
Operating Margin                     2,435       254         -       2,689            2,199        269        -       2,468
Credit Costs                           342       254         -         596              381        269        -         650
                                   --------   -------   -------    --------         --------   --------  -------    --------
Income Before Income Tax Expense     2,093         -         -       2,093            1,818          -        -       1,818
Tax Expense                            733         -         -         733              645          -        -         645
                                   --------   -------   -------    --------         --------   --------  -------    --------
Net Income                         $ 1,360       $ -       $ -     $ 1,360          $ 1,173        $ -      $ -     $ 1,173
                                   --------   -------   -------    --------         --------   --------  -------    --------

NET INCOME PER COMMON SHARE

Basic                               $ 1.65                          $ 1.65           $ 1.37                          $ 1.37
Diluted                             $ 1.59                          $ 1.59           $ 1.32                          $ 1.32

----------------------------------------------------------------------------------------------------------------------------


(a) Represent results as reported in Chase's financial statements. The only exception is that revenues are categorized between market-sensitive and less market-sensitive revenues. Market-sensitive revenue includes investment banking fees, trading-related revenue (including trading-related net interest income), securities gains and private equity gains.
(b) This column excludes the impact of credit card securitizations. For securitized receivables, amounts that previously would have been reported as net interest income and as provision for loan losses are instead reported as components of noninterest revenue.
(c) Includes restructuring costs and special items. There were no restructuring costs or special items in either quarter.

Unaudited


                         THE CHASE MANHATTAN CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  (in millions)


                                                                                                                           %
                                                                                           March 31,                  Over/(Under)
                                                                               ----------------------------------
                                                                                   2000                1999               1999
                                                                               --------------      --------------    ---------------

ASSETS
Cash and Due from Banks                                                             $ 16,258            $ 18,306               (11%)
Deposits with Banks                                                                    2,992               3,437               (13%)
Federal Funds Sold and Securities
    Purchased Under Resale Agreements                                                 28,469              24,867                14%
Trading Assets:
    Debt and Equity Instruments                                                       32,352              27,572                17%
    Risk Management Instruments                                                       31,064              28,362                10%
Securities                                                                            63,475              56,613                12%
Loans (Net of Allowance for Loan Losses of $3,457 in 2000
    and $3,552 in 1999)                                                              172,000             169,297                 2%
Other Assets                                                                          44,874              32,804                37%
                                                                               --------------      --------------
    TOTAL ASSETS                                                                   $ 391,484           $ 361,258                 8%
                                                                               ==============      ==============

LIABILITIES
Deposits:
  Domestic:
    Noninterest-Bearing                                                             $ 49,014            $ 47,380                 3%
    Interest-Bearing                                                                  79,427              81,885                (3%)
  Foreign:
    Noninterest-Bearing                                                                4,920               4,221                17%
    Interest-Bearing                                                                  78,300              74,155                 6%
    Total Deposits                                                                   211,661             207,641                 2%
Federal Funds Purchased and Securities
    Sold Under Repurchase Agreements                                                  64,879              51,116                27%
Commercial Paper                                                                       6,297               4,965                27%
Other Borrowed Funds                                                                   6,131               5,982                 2%
Trading Liabilities                                                                   36,855              35,675                 3%
Accounts Payable, Accrued Expenses and Other Liabilities, Including
    the Allowance for Credit Losses of $170 in 2000 and 1999                          17,960              13,695                31%
Long-Term Debt                                                                        20,640              16,178                28%
Guaranteed Preferred Beneficial Interests in Corporation's
    Junior Subordinated Deferrable Interest Debentures                                 2,538               2,188                16%
                                                                               --------------      --------------
    TOTAL LIABILITIES                                                                366,961             337,440                 9%
                                                                               --------------      --------------

PREFERRED STOCK OF SUBSIDIARY                                                            550                 550                 --
                                                                               --------------      --------------

STOCKHOLDERS' EQUITY
Preferred Stock                                                                          928               1,028               (10%)
Common Stock                                                                             882                 882                 --
Capital Surplus                                                                        9,323               9,542                (2%)
Retained Earnings                                                                     18,494              14,351                29%
Accumulated Other Comprehensive Loss                                                  (1,369)                (99)                NM
Treasury Stock, at Cost                                                               (4,285)             (2,436)               76%
                                                                               --------------      --------------
    TOTAL STOCKHOLDERS' EQUITY                                                        23,973              23,268                 3%
                                                                               --------------      --------------
    TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY
       AND STOCKHOLDERS' EQUITY                                                    $ 391,484           $ 361,258                 8%
                                                                               ==============      ==============


NM - Not meaningful
Unaudited



                                               THE CHASE MANHATTAN CORPORATION
                                              CONSOLIDATED STATEMENT OF CHANGES
                                                   IN STOCKHOLDERS' EQUITY
                                                        (in millions)

                                                                                                Three Months Ended March 31,
                                                                                            ----------------------------------
                                                                                            ------------         -------------
                                                                                               2000                  1999
                                                                                            ------------         -------------

Preferred Stock
Balance at Beginning and End of Period                                                            $ 928               $ 1,028
                                                                                            ------------         -------------

Common Stock
Balance at Beginning and End of Period                                                            $ 882                 $ 882
                                                                                            ------------         -------------

Capital Surplus
Balance at Beginning of Year                                                                    $ 9,714               $ 9,836
Shares Issued and Commitments to Issue Common Stock for
    Employee Stock-Based Awards and Related Tax Effects                                            (391)                 (294)
                                                                                            ------------         -------------
Balance at End of Period                                                                        $ 9,323               $ 9,542
                                                                                            ------------         -------------

Retained Earnings
Balance at Beginning of Year                                                                   $ 17,547              $ 13,544
Net Income                                                                                        1,360                 1,173
Cash Dividends Declared:
    Preferred Stock                                                                                 (16)                  (18)
    Common Stock                                                                                   (397)                 (348)
                                                                                            ------------         -------------
Balance at End of Period                                                                       $ 18,494              $ 14,351
                                                                                            ------------         -------------

Accumulated Other Comprehensive Loss
Balance at Beginning of Year                                                                    $(1,454)                $ 392
Other Comprehensive Income (Loss)                                                                    85                  (491)
                                                                                            ------------         -------------
Balance at End of Period                                                                        $(1,369)                $ (99)
                                                                                            ------------         -------------

Treasury Stock, at Cost
Balance at Beginning of Year                                                                    $(4,000)              $(1,844)
Purchase of Treasury Stock                                                                       (1,072)               (1,661)
Reissuance of Treasury Stock                                                                        787                 1,069
                                                                                            ------------         -------------
Balance at End of Period                                                                        $(4,285)              $(2,436)
                                                                                            ------------         -------------

Total Stockholders' Equity                                                                     $ 23,973              $ 23,268
                                                                                            ============         =============


------------------------------------------------------------------------------------------------------------------------------


Comprehensive Income
Net Income                                                                                      $ 1,360               $ 1,173
Other Comprehensive Income (Loss)                                                                    85                  (491)
                                                                                            ------------         -------------
Comprehensive Income                                                                            $ 1,445                 $ 682
                                                                                            ============         =============

    Unaudited




                         THE CHASE MANHATTAN CORPORATION
                           CREDIT RELATED INFORMATION
                                  (in millions)

                                                                           %                                         %
                                             Credit-Related Assets     Over/(Under)    Nonperforming Assets      Over/(Under)
                                            -------------------------                -------------------------
                March 31,                      2000         1999         1999           2000          1999         1999
------------------------------------------- ------------ ------------  ----------    ------------  -----------   ----------
CONSUMER LOANS
Domestic Consumer:
     1-4 Family Residential Mortgages          $ 44,573      $41,822          7%           $ 284        $ 314         (10%)
     Credit Card  - Reported                     13,407       13,013          3%              37 (a)       --           NM
     Credit Card Securitizations (b)             18,811       18,382          2%              --           --           NM
                                            ------------ ------------                ------------  -----------
     Credit Card - Managed                       32,218       31,395          3%              37           --           NM
     Auto Financings                             18,520       17,575          5%              74           51          45%
     Other Consumer                               6,866        7,911        (13%)              6            8         (25%)
                                            ------------ ------------                ------------  -----------
Total Domestic Consumer                         102,177       98,703          4%             401          373           8%
Total Foreign Consumer                            2,817        2,841         (1%)             19           26         (27%)
                                            ------------ ------------                ------------  -----------
Total Consumer Loans                            104,994      101,544          3%             420          399           5%
                                            ------------ ------------                ------------  -----------
COMMERCIAL LOANS
Domestic Commercial:
     Commercial and Industrial                   54,398       50,403          8%             398          383           4%
     Commercial Real Estate                       3,169        4,019        (21%)             52           59         (12%)
                                            ------------ ------------                ------------  -----------
Total Domestic Commercial                        57,567       54,422          6%             450          442           2%
Total Foreign Commercial                         31,707       35,265        (10%)            692          676           2%
                                            ------------ ------------                ------------  -----------
Total Commercial Loans                           89,274       89,687          --           1,142        1,118           2%
Derivative and FX Contracts                      31,979       28,850         11%              35           32           9%
                                            ------------ ------------                ------------  -----------
Total Commercial Credit-Related                 121,253      118,537          2%           1,177        1,150           2%
                                            ------------ ------------                ------------  -----------

Total Managed Credit-Related                   $226,247     $220,081          3%           1,597        1,549           3%
                                            ============ ============                ------------  -----------
Assets Acquired as Loan Satisfactions                                                        106          125         (15%)
                                                                                     ------------  -----------

Total Nonperforming Assets                                                               $ 1,703      $ 1,674           2%
                                                                                     ============  ===========



                                                                          %
                                                   First Quarter     Over/(Under)

                                            ------------ ------------
            Net Charge-Offs                    2000         1999         1999
------------------------------------------- ------------ ------------  ----------
CONSUMER LOANS
Domestic Consumer:
     1-4 Family Residential Mortgages               $ 9          $ 1          NM
     Credit Card  - Reported                        188          216        (13%)
     Credit Card Securitizations (b)                254          269         (6%)
                                            ------------ ------------
     Credit Card - Managed                          442          485         (9%)
     Auto Financings                                 21           19         11%
     Other Consumer                                  43           48        (10%)
                                            ------------ ------------
Total Domestic Consumer                             515          553         (7%)
Total Foreign Consumer                                9            9          --
                                            ------------ ------------
Total Consumer Loans                                524          562         (7%)
                                            ------------ ------------
COMMERCIAL LOANS
Domestic Commercial:
     Commercial and Industrial                       44           45         (2%)
     Commercial Real Estate                          (2)          (9)        NM
                                            ------------ ------------
Total Domestic Commercial                            42           36         17%
Total Foreign Commercial                             30           51        (41%)
                                            ------------ ------------
Total Commercial Loans                               72           87        (17%)
                                            ------------ ------------
Total Managed Net Charge-offs                     $ 596        $ 649         (8%)
                                            ============ ============


(a) Includes currently performing loans placed on a cash basis because of concerns as to collectibility.
(b) Represents the portion of Chase's credit card receivables that have been securitized.
NM - Not meaningful
Unaudited



                         THE CHASE MANHATTAN CORPORATION
                     CREDIT RELATED INFORMATION (Continued)


                                                                                           As of or For The
                                                                                          Three Months Ended
MANAGED CREDIT CARD PORTFOLIO *                                                                March 31,
                                                                                        -----------------------
                                                                                        -----------  ----------
            (in millions, except ratios)                                                   2000        1999
-----------------------------------------------                                         -----------  ----------

Average Credit Card Receivables                                                            $33,290     $32,093
Past Due 90 Days or More and Accruing                                                        $ 585       $ 627
   As a Percentage of Average Credit Card Receivables                                        1.76%       1.95%
Net Charge-offs                                                                              $ 450       $ 490
   As a Percentage of Average Credit Card Receivables                                        5.41%       6.11%

* Includes domestic and international consumer and commercial activity.


----------------------------------------------------------------------------------------------------------------------------



                        THE CHASE MANHATTAN CORPORATION
        CONDENSED AVERAGE CONSOLIDATED BALANCE SHEET, INTEREST AND RATES
              (Taxable-Equivalent Interest and Rates; in millions)



                                                                First Quarter 2000                        First Quarter 1999
                                               ---------------------------------------    --------------------------------------
                                                 Average                      Rate          Average                     Rate
                                                 Balance       Interest     (Annualized)    Balance       Interest    (Annualized)
ASSETS
Liquid Interest-Earning Assets                     $ 66,227        $ 997        6.05%        $ 58,779         $ 983       6.78%
Securities                                           62,178          939        6.08%          59,132           839       5.75%
Loans                                               177,038        3,480        7.91%         172,918         3,209       7.53%
    Total Interest-Earning Assets                   305,443        5,416        7.13%         290,829         5,031       7.02%
Noninterest-Earning Assets                           85,696                                    76,100
    Total Assets                                  $ 391,139                                 $ 366,929

LIABILITIES
Interest-Bearing Deposits                         $ 172,895       1,965         4.57%       $ 162,975         1,598       3.98%
Short-Term and Long-Term Debt                       102,319       1,483         5.83%          88,247         1,225       5.63%
    Total Interest-Bearing Liabilities              275,214       3,448         5.04%         251,222         2,823       4.56%
Noninterest-Bearing Deposits                         50,877                                    47,980
Other Noninterest-Bearing Liabilities                41,052                                    43,457
    Total Liabilities                               367,143                                   342,659
PREFERRED STOCK OF SUBSIDIARY                           550                                       550
STOCKHOLDERS' EQUITY
Preferred Stock                                         928                                     1,028
Common Stockholders' Equity                          22,518                                    22,692
    Total Stockholders' Equity                       23,446                                    23,720
Total Liabilities, Preferred Stock of Subsidiary
    and Stockholders' Equity                      $ 391,139                                 $ 366,929

INTEREST RATE SPREAD                                                            2.09%                                     2.46%
NET INTEREST INCOME AND NET YIELD
    ON INTEREST-EARNING ASSETS                                   $1,968         2.59%                      $ 2,208        3.08%

NET INTEREST INCOME AND NET YIELD
    ON INTEREST-EARNING ASSETS (a)                              $ 2,296         2.85%                      $ 2,535        3.33%




(a)  Excludes the impact of the credit card securitizations.
Unaudited



                         THE CHASE MANHATTAN CORPORATION
                  Chase Capital Partners (including Chase H&Q)
                                 (in millions)


---------------------------------------------------------------------------------------------------------------------------


                                                                        March 31, 2000             December 31, 1999
                                                                --------------------------   -----------------------------
                                                                 Carrying                       Carrying
                                                                   Value          Cost           Value            Cost
                                                                ------------   ------------   -------------    ------------
Total Public Securities (181 companies)                             $ 2,963          $ 725         $ 2,735           $ 741
Total Private Direct Investments (800 companies)                      5,279          5,404           4,275           4,406
Total Private Fund Investments (357 funds)                            2,190          2,192           1,881           1,899
                                                                ------------   ------------   -------------    ------------
     Total Investment Portfolio                                    $ 10,432        $ 8,321         $ 8,891         $ 7,046
                                                                ============   ============   =============    ============

---------------------------------------------------------------------------------------------------------------------------


              -------------------------------------------------------------------------------------------------
                                     Public Securities Investments at March 31, 2000 *
                                              (dollars and shares in millions)
                                                                                 Quoted
                                                                                 Public
                                                    Symbol        Shares          Value           Cost
                                                    ---------   ------------   ------------   -------------
              TRITON PCS HOLDING, INC.              TPCS               11.7          $ 698            $ 50
              TELECORP PCS                          TLCP               12.4            640               8
              STARMEDIA NETWORK, INC.               STRM               11.1            334              28
              SEAT - PATINE GIALLE SPA              SPG IM               **            328              12
              AMERICAN TOWER SYSTEMS                AMT                 6.2            304              18
              IXL ENTERPRISES, INC.                 IIXL                7.6            211              28
              ITXC CORP.                            ITXC                3.9            185               6
              FISHER SCIENTIFIC                     FSH                 4.1            182              39
              DIGITAL ISLAND                        ISLD                2.3            138              10
              COBALT NETWORKS, INC.                 COBT                2.0             95               5
                                                                               ------------   -------------
                   Top Ten Public Securities                                       $ 3,115           $ 204
              Other Public Securities (171 companies)                                1,286             521
                                                                               ============   =============
                   Total Public Securities (181 companies)                         $ 4,401           $ 725
                                                                               ============   =============

               * -  Publicly traded positions only.
              ** - Owned through a limited partnership.
              -------------------------------------------------------------------------------------------------


Policy:

     Public securities held by Chase Capital Partners and Chase H&Q are marked-to-market at the quoted public value less liquidity discounts, with the resulting unrealized gains/losses included in the income statement. Chase's valuation policy for public securities incorporates the use of these liquidity discounts and price averaging methodologies in certain circumstances to take into account the fact that Chase can not immediately realize such public quoted values due to the numerous regulatory, corporate and contractual sales restrictions. Private investments are carried at cost, with the exception of holdings in which a subsequent investment by an unaffiliated party indicates a valuation in excess of cost and holdings for which evidence of an other-than-temporary decline in value exists.